Exhibit 3.26

SANITARY–DASH MANUFACTURING CO, INC.

FIRST: That the name of the corporation is

SANITARY–DASH MANUFACTURING CO., INC.

SECOND: That the corporation is to be located in the Town of Thompson, County of Windbam, State of Connecticut.

THIRD : That the nature of the business to be transacted, and the purposes to be promoted or carried out, by said corporation are as follows:

(a) To invent, design, manufacture, assemble, buy, sell, import, export, install, inspect and repair heating, cooling, ventilating, water supply, waste, sewage and sewerage disposal systems, lighting, lavatories, bathrooms, kitchen equipment, appliances, apparatus, machinary, equipment, materials and supplies of all kinds, supplies of all kinds, as well as parts and components therefor and thereof; to make and furnish plans, specifications and estimates of costs and to enter into and perform contracts for work and materials for any and all of the aforementioned systems, equipment and supplies.

(b) To buy, sell, import, export, design, manufacture, assemble, fabricate, install, inspect and repair all kinds of rubber goods, rubberized parts, synthetic rubber-like materials and goods, waterproofing materials, caulke and cements.

(c) To invent, design, manufacture, assemble, plats, finish, polish, amalgamate, alloy, treat, harden, soften, buy, sell, import, export, install, inspect and repair motals of every type and variety, and plastics of every type and variety, and generally to deal in lavatory, kitchen and plumbers’ supplies, fixtures, materials, parts, tubing, pipe, piping, devices, instruments, equipment and machinery or any and all kinds.

(d) To invent, design, manufacture, assemble, buy, sell, import, export, install, inspect and repair electrical parts and supplies, wiring, tubing, conduit, fixtures, equipment, instruments, devices and machinery of any and all kinds.

(e) To invent, design, manufacture, assemble, buy, sell, import, export, install and inspect cloths, coated materials, curtains, lavatories, toilets, washrooms, basins, commodes, sinks, showers, curtain towel bars, racks, rings, hooks and devices or equipment of all kinds, whether similar or dissimilar, now known or hereafter developed.

(f) To apply for, obtain, register, purchase, lease and otherwise acquire, and to hold, use and operate, and sell, assign, license and otherwise dispose of any patents, inventions, improvements and processes used in connection with or secured under letters patent of the United States and elsewhere, or otherwise; and to use, exercise develop and grant licenses in respect of and otherwise turn into account such patents, Licenses processes and the like, and any property or rights in connections therewith.

(g) To apply for, obtain, record, purchase, lease or otherwise acquire trade marks, trade names, licenses, copyrights and other rights in or to properties of all kinds, and to use, develop sell, dispose of and grant licenses in respect of and otherwise to turn to account any such marks, names, licenses or rights.

(h) To enter into, make, perform and carry out contracts for any lawful purposes pertaining to its business with any firm, person, association or corporation.

(i) To manufacture, purchase or otherwise acquire, own, pledge, mortgage, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with goods, wares; merchandise and real and personal property of every class and description.

(j) To buy, purchase, exchange, lease, hire or otherwise acquire real estate and property, whether improved or unimproved, and interest therein, or any right or fixtures, essements or privileges apportaining or appurtenant thereto, and to own, hold, control, maintain, manage, develop, sell, exchange, lease, hire and otherwise to dispose of the same in any State of the United States, or in any of the territories, possessions, colonies or dependencies of the United States, and in the District of Columbia, and in any part of the world.

(k) To buy, purchase, hire, lease or otherwise acquire such personal property, chattels, rights, easements, permits, privileges, and franchises as may lawfully be bought, purchased, hired, leased or otherwise acquire pursuant to the Laws of the State of Connecticut relating to stock corporation; and to own, bold, control, maintain, manage, develop, sell, exchange, loans, hire or otherwise dispose of the same.

(l) To purchase, acquire, hold, sell, exchange, pledge, hypothecate or otherwise dispose of or deal in or with, the stocks, bonds, notes, debentures and other evidences of indebtednesses and obligations of any private, public, quasi-public of municipal corporation, domestic or foreign, or of any domestic foreign state, government or governmental authority, or of any political or administrative subdivision or department thereof, and all trust, participation or other certificates of, or receipts evidencing interest in any such securities; and, while the owner of any such securities or evidences of indebtedness or interest therein, to exercise all the rights, powers and privileges of ownership, including the right to vote thereon for any and all purposes.

(m) To sell, manage, improve, develop, assign, transfer and convey, exchange, lease, sublease pledge or otherwise alienate or dispose of, and to mortgage and otherwise encumber the lands, buildings, structures, fixtures, hereditaments, rights, interests and other property, real and personal, and chattels real, or any portion or portions thereof and wheresoever situated, and any and all legal and equitable rights therein.

(n) To borrow money with or without pledge of or mortgage on any and all of its property, real or personal, or any interest, estate or rights therein, as security, and to loan and advance money upon mortgages of personal and real property.

(o) To buy, sell, exchange or otherwise deal in and with, or to acquire or dispose of, with or without guaranty or payment thereof, bonds, mortgages, leases, rights and interests of, in and to real and personal property and other securities, and other kinds of property, whether real or personal, not prohibited or specially excepted by law, and to do and prosecute and acts and things incident to or property in connection with the carrying on of its business.

(p) To acquire the good will, rights, property and assets or all kinds, and to undertake the whole or any part of the liabilities of any person, partnership, association or corporation engaged in any business the same as or similar or related to that the conduct of which this corporation is formed for, and to pay for the same in cash, stock, notes, bonds or other obligations of this corporation or any other manner.

(q) To acquire any and all rights and property (and to acquire and take over as a going concern and to carry on the business) or any person, firm, association or corporation engaged in any business which this corporation is organized to carry on, and in connection therewith to acquire the good will and any and all or the assets, and assume and otherwise provide for all or any of the liabilities, in any lawful manner, of the whole or any part of the business as acquired.

(r) To purchase and otherwise acquire, hold, own, sell, pledge, exchange or otherwise dispose of the shares of the capital stock, notes, bonds, obligations and other evidences of indebtedness or any corporation, domestic or foreign, and the good will, rights, assets and property of any and all kinds, and parts thereof, or of any person, firm or corporation, domestic or foreign, engaged in any business which this corporation is organized to carry on, with the power to issue in exchange therefor the stock, notes, bonds or other obligations of this corporation, and to exercise in respect thereof all rights, powers and privileges of the individual owners or holders thereof, including the right to vote thereon.

(s) To purchase, hold, sell and transfer the shares of its own capital stock and its own bonds, debentures or other obligations, secured or unsecured.

(t) To have one or more offices and to carry on and conduct all or any of its operations and business in any of the States, Districts, territories, possessions, colonies or dependencies of the United States of America, and in any and all foreign countries, subject to the laws of the State of Connecticut and of each such other State, District, territory, possession, colony, dependency or foreign country.

(u) In general, to carry on any other similar business in connection with the foregoing, and to have and exercise all the powers conferred by the Laws of the State of Connecticut upon corporations and so far as permitted by law to do any and all of the things herein before set forth to the same extent as natural persons might or could do.

FOURTH: That the amount or capital stock of said corporation hereby authorized is Three Hundred Sixty (360) shares without par value, all of the same class.

FIFTH: That the amount of paid-in capital with which this corporation shall commence business is Three Thousand Six Hundred Dollars ($3,600.00) and the authorized capital of this corporation likewise is Three Thousand Six Hundred Dollars ($3,600.00).

SIXTH: That the duration or the corporation is perpetual.

SEVENTH: The number of Directors of the corporation shall not be less than three nor more than four. At all elections of Directors of the corporation, each stockholder shall be entitled to as many votes as shall equal the number of shares of stock owned by such stockholder and recorded as such on the books of the corporation as of the date of the election multiplied by the number of Directors to be elected at such election, and each stockholder may cast all of his votes for a single candidate for Director or say cast portions of the total of his votes for any two or more such candidates as be may see fit.